EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 26, 2024 (except for Note 13, as to which the date is May 1, 2025), with respect to the consolidated financial statements and the related financial statement schedule included in the Annual Report of Perma-Pipe International Holdings, Inc. on Form 10-K for the year ended January 31, 2024.  We consent to the incorporation by reference of said report in the Registration Statements of  Perma-Pipe International Holdings, Inc. on Forms S-3 (File No. 333-264913, effective May 20, 2022; and File No. 333-230895, effective May 14, 2019) and on Forms S-8 (File No. 333-130517, effective December 20, 2005; File No. 333-182144, effective June 15, 2012; File No. 333-186055, effective January 16, 2013; File No. 333-190241, effective July 30, 2013; File No. 333-224642, effective May 3, 2018; File No. 333-256981, effective June 10, 2021; and File No. 333-282410).

/s/ GRANT THORNTON LLP

Houston, Texas

May 1, 2025